Exhibit 5.1

	New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

April 28, 2017

Bonanza Creek Energy, Inc.
410 17th Street, Suite 1400
Denver, CO 80202

Ladies and Gentlemen:

We have acted as special counsel to Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 2,467,430 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, issuable pursuant to the Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan (the “Plan”).

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.

We are members of the Bar of New York, and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America, and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP